Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the use in this Amendment No. 1 to Registration Statement No. 333-153128 on Form S-4 of our report dated March 11, 2008, relating to the consolidated financial statements of Clearwire Corporation and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the change in accounting for stock-based compensation upon adoption of Financial Accounting Standards Board Statement No. 123 (R), Share-Based Payment) appearing in the Proxy Statement/Prospectus, which is part of this Registration Statement.
     We also consent to the reference to us under the heading “Experts” in such Proxy Statement/Prospectus.
/s/ Deloitte & Touche LLP
Seattle, Washington
September 25, 2008